UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Aspect Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2005
To Our Shareholders:
      You are cordially invited to attend the Annual Meeting of Shareholders of Aspect Communications Corporation, to be held on May 19, 2005. Enclosed are the notice of this meeting, a proxy statement, and a form of proxy card. Please note that the meeting will be held at 4:00 p.m., at the Company’s facilities located at 1320 Ridder Park Drive, San Jose, California 95131.
      Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.
      Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. Instructions in the proxy card will tell you how to vote over the Internet, by telephone or by returning your proxy card. The proxy statement explains more about proxy voting. Please read it carefully.
      Thank you for your continued support of our company.

Sincerely,

Gary E. Barnett
President and Chief Executive Officer

ASPECT COMMUNICATIONS CORPORATION
NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT

i

ASPECT COMMUNICATIONS CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Time and Date	4:00 p.m. P.D.T. on Thursday, May 19, 2005.

Place	The Annual Meeting will be held at the Company’s facilities located at 1320 Ridder Park Drive, San Jose, California 95131.

Items of Business	(1) The election of directors;
(2) The ratification of the appointment of independent auditors for the 2005 fiscal year.
(3) We will also consider other business that properly comes before the Annual Meeting.

Notice and Materials	This Notice of Annual Meeting of Shareholders, the proxy and solicitation materials are being provided to shareholders on or about April 11, 2005.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	Only shareholders of record at the close of business on March 21, 2005, are entitled to notice of and to vote at the Annual Meeting. At the record date, 61,165,773 shares of the Company’s common stock, with a par value of $.01 per share, were issued and outstanding. Also, 50,000 shares of the Company’s Series B convertible preferred stock (“Series B preferred stock”), with a par value of $1000, were issued and outstanding. Such shares are currently convertible into 22,222,222 shares of the Company’s common stock and vote on an as-converted basis in connection with the matters proposed at the Annual Meeting.

Meeting Admission	You are entitled to attend the annual meeting only if you were an Aspect shareholder as of the close of business on March 21, 2005 or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a record holder but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 21, 2005, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the meeting.

Revocability of Proxies	Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, by delivering to the Company, at its principal office at 1320 Ridder Park Drive, San Jose, California 95131 (Attention: Stephen Yu, Vice President, General Counsel and Secretary), a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the reply envelope enclosed, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 3 of this proxy statement and the instructions on the proxy or voting instruction card.

Stephen Yu
Vice President, General Counsel
and Secretary

San Jose, California
April 4, 2005

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Aspect Communications Corporation (“Aspect”), a California corporation, is providing these proxy materials for you in connection with Aspect’s Annual Meeting of Shareholders, which will take place on May 19, 2005 at 4:00 p.m. P.D.T., or at any adjournment(s) thereof. The Annual Meeting will be held at the Company’s facilities located at 1320 Ridder Park Drive, San Jose, California 95131. The telephone number at that location is (408) 325-2200. As a shareholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and the most highly paid executive officers, and certain other required information. Our 2004 Annual Report to shareholders, which includes our 2004 Form 10-K, is also enclosed. These proxy solicitation materials were mailed on or about April 11, 2005 to all shareholders entitled to vote at the Annual Meeting.

Shareholders may request or download a free copy of the 2004 Form 10-K from:

Aspect Communications Corporation
Attn: Investor Relations
1320 Ridder Park Drive
San Jose, CA 95131-2313
www.aspect.com

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business that will be voted on at the annual meeting are:

•	The election of directors;

•	The ratification of the appointment of independent auditors for the 2005 fiscal year.

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of independent auditors for the 2005 fiscal year.

Q:	What shares can I vote?

A:	You can vote all shares owned by you as of the close of business on March 21, 2005, the Record Date. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner through a broker, trustee, or other nominee such as a bank.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most Aspect shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Aspect’s transfer agent, EquiServe Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by Aspect. As the shareholder of record you have the right to grant your voting proxy directly to Aspect or to vote in person at the meeting. Aspect has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the Annual Meeting?

A:	You are entitled to attend the Annual Meeting only if you were an Aspect shareholder or joint holder as of the close of business on March 21, 2005 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a shareholder of record, your name will be verified against the list of shareholders of record on the record date prior to your being admitted to the meeting. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 21, 2005, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the meeting.

The Annual Meeting will begin promptly at 4:00 p.m. P.D.T.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a shareholder of record, you may vote by submitting a proxy card. If you hold shares beneficially in street name, you may vote by submitting vote instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet — Record holders of shares of Aspect common stock with Internet access may submit proxies from any location in the world by following the “Internet Voting” instruction on their proxy cards. Most Aspect shareholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone — Record holders of Aspect common stock who live in the United States or Canada may submit proxies by following “Telephone Voting” instructions on their proxy cards. Most Aspect shareholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

By Mail — Record holders of Aspect common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the reply envelope enclosed. Aspect shareholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the reply envelope enclosed.

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. For shares held directly in your name as the record holder, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Aspect Corporate Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

Aspect Communications Corporation
Attn: Investor Relations
1320 Ridder Park Drive
San Jose, CA 95131
(408) 325-2200

If you need additional copies of this proxy statement or voting materials, you may also contact Aspect Investor Relations.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may also elect to cumulate your votes as described below under “Is cumulative voting permitted for the election of directors?”

For the other item of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” ratification of the independent auditors, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

Q:	Is cumulative voting permitted for the election of directors?

A:	In the election of directors, you may elect to cumulate your votes. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are 4 directors to be elected at the Annual Meeting, you could allocate 400 “FOR” votes (4 times 100) among as few or as many of the 4 nominees to be voted on at the Annual Meeting as you choose.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker or nominee.

Gary E. Barnett and James C. Reagan, as proxy holders, reserve the right to cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding (or issuable on conversion of outstanding shares of Series B convertible preferred stock) as of the close of business on the Record Date is entitled to one vote.

Q:	What is the voting requirement to approve each of the proposals? How are abstentions and broker non-votes treated?

A:	In the election of directors, the four persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. The other proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Accordingly, an abstention will have the same effect as a vote against the proposal, and broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of Aspect common stock issued and outstanding on the record date must be present in person or represented by proxy. Votes that are cast for or against a proposal, abstentions, and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Aspect proxy card and voting instruction card that you receive.

Q:	How do I obtain a separate set of voting materials?

A:	If you share an address with another shareholder and have received only one set of proxy materials (including our Annual Report to shareholder and proxy statement), or you wish to receive a separate set of proxy materials in the future, you may write or call us to request a separate copy of these materials at no cost to you. You may write to us at 1320 Ridder Park Drive, San Jose, CA 95131, Attn: Investor Relations, call us at (408) 325-2200 or go to the website www.aspect.com.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2005.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holder will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What shares are entitled to be voted?

A:	Each share of Aspect common stock issued and outstanding as of the close of business on March 21, 2005, the Record Date, is entitled to be voted on all items being voted upon at the Annual Meeting. On the Record Date, we had 61,165,773 shares of common stock issued and outstanding. Additionally, the holders of Series B preferred stock (“Series B preferred stock”) are entitled to vote (on an as-converted basis) on all matters subject to a shareholder vote. The outstanding shares of Series B preferred stock are currently convertible into 22,222,222 shares of the Company’s common stock.

Q:	What are the voting rights of the Series B Convertible Preferred Shareholders?

A:	The holders of Series B preferred stock are entitled to elect two (2) directors to serve on the Company’s Board of Directors. This right to elect two (2) directors may, under certain limited circumstances described in the Company’s Certificate of Determination of Rights Preferences and Privileges of Series B Convertible Preferred Stock (the “Certificate of Determination”), be reduced to the right to elect one (1) director, or eliminated altogether. The holders of Series B preferred stock are entitled to certain approval rights with respect to the number of members of the Company’s Board. The holders of a majority of the outstanding shares of Series B preferred stock have approved the change to have the Board consist of six (6) members.

The holders of Series B preferred stock are entitled to vote (on an as-converted basis) on all matters subject to a shareholder vote. Except as described below, or as required by law, the holders of Series B preferred stock and common stock vote together as a single class.

The holders of Series B preferred stock have veto rights with respect to certain Company actions. In summary, and as more fully described in the Certificate of Determination, the Company (and its subsidiaries) cannot without the affirmative vote of the holders of a majority of the outstanding shares of Series B preferred stock:

(i) alter or change the preferences, rights or powers of the Series B preferred stock,

(ii) create, authorize or issue any capital stock that ranks prior to or pari passu with the Series B preferred stock,

(iii) increase the authorized number of shares of Series B preferred stock,

(iv) create, authorize or issue any capital stock (other than shares of common stock issuable upon conversion of the Series B preferred stock or shares issuable upon exercise of any options currently outstanding or options issued pursuant to a Company stock option plan),

(v) effect a change of control, including any disposition of all or substantially all the assets of the Company, merger, consolidation or transaction resulting in a change or more than 50% of the voting power of the Company,

(vi) create or incur any indebtedness in excess of $10,000,000 in the aggregate, unless approved in the Company’s annual budget,

(vii) effect a voluntary liquidation, dissolution or winding up of the Company,

(viii) acquire any interest, enter into any joint venture or make any investment in another company or business involving an aggregate purchase price of $10,000,000 or more,

(ix) enter into or amend any agreement or arrangement with any of its officers, directors, stockholders holding at least 2% of the Company’s common stock, or with any immediate family or related entity of any such individual, except for employment arrangements and benefit programs approved by the Board,

(x) become subject to any agreement or instrument which by its terms would restrict the Company’s right to comply with the voting rights of the Series B preferred stock,

(xi) approve or implement an annual budget of the Company; or

(xii) allow the Company to change the compensation paid to, or terminate the employment of certain officers of the Company.

Q:	Who will serve as Inspector of Elections?

A:	The Inspector of Elections will be an officer of Aspect with the assistance of Georgeson Shareholder Communications Inc. (“Georgeson”).

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Aspect or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to Aspect management.

Q:	Who will bear the cost of soliciting votes for the proxy?

A:	Aspect is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Georgeson to assist us in the distribution of proxy materials to brokerage houses, banks, custodians and other institutional owners, and the solicitation of votes described above. We will pay Georgeson a fee of $8,500 plus customary costs and expenses for these services. Aspect has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its agreement. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders.

Q:	What is the deadline for receipt of shareholder proposals and nominations for the Company’s 2006 Annual Meeting of Shareholders?

A:	Proposals by shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2006 Annual Meeting of Shareholders must be received by the Company no later than December 12, 2005, in order that they may be included in the proxy statement and form of proxy relating to that meeting. If the Company is not notified of a shareholder proposal by February 27, 2006, then the proxies held by management of the Company provide discretionary authority to vote against such shareholder proposal, even though such proposal is not discussed in the proxy statement. Shareholders wishing to submit proposals or nominations of persons to serve as directors should notify the Company at its principal office at 1320 Ridder Park Drive, San Jose, California 95131 (Attention: Stephen Yu, Vice President, General Counsel and Secretary) of their desire to do so.

Q:	How may I communicate with Aspect’s Board or the non-management directors on the Aspect Board?

A:	The Board recommends that shareholders initiate any communications with the Board in writing and send them in care of the Company’s Secretary, Stephen Yu. Shareholders can send communications by mail to Stephen Yu, Aspect Communications, 1320 Ridder Park Drive, San Jose, California 95131. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Directors Elected by Holders of Common Stock — Nominees
      A board of four directors will be elected by the holders of common stock at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four nominees named below. In the event that any nominee of the Company is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee listed below will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.
      The names of the nominees, their ages, and certain other information about them as of February 28, 2005 are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since

Barry M. Ariko	58	Chief Executive Officer and President, Mirapoint, Inc.	2002
Gary E. Barnett	51	President and Chief Executive Officer	2004
Thomas Weatherford	58	Consultant; former Executive Vice President and Chief Financial Officer, Business Objects S.A.	2004
David B. Wright	55	Executive Vice President, EMC Corporation and President, LEGATO Software Division	2001
      Except as set forth below, each of the nominees has been engaged in his occupation set forth above during the past five years. There are no family relationships among the directors or executive officers of the Company.
      Mr. Ariko has been a director since January 2002. Since November 2003, Mr. Ariko has been President and Chief Executive Officer of Mirapoint, Inc., a private company manufacturing messaging systems. From May 2001 to October 2003, he did independent consulting on software distribution strategies and operations. From January 2000, until it was acquired by Peregrine Systems in May 2001, he served as Chairman, Chief Executive Officer and President of Extricity, Inc., a provider of software for the management of inter-company transactions and workflow. Before joining Extricity, Mr. Ariko served as Senior Vice President of America Online, Inc., which had acquired Netscape Communications Corp., where he was Executive Vice President and Chief Operating Officer with primary responsibility for the enterprise software business since August 1998. From April 1994 to August 1998, Mr. Ariko was Executive Vice President in charge of the Americas operations for Oracle Corporation and was a member of the Executive Management Committee. Mr. Ariko is a member of the Board of Directors of Autonomy Systems Ltd. and Incyte Genomics, Inc.
      Mr. Barnett has been a director of the Company since June 2004 and has served as our President and Chief Executive Officer since February 2004. In August 2003, Mr. Barnett was appointed by the Board of Directors as our Interim President and Chief Executive Officer. He has previously served in various capacities including Executive Vice President, Products and Chief Technology Officer, Executive Vice President eCRM Applications, Senior Vice President eCRM Applications, Vice President, Portal & Enterprise Applications Division and Vice President, Portal Software Division. Prior to joining Aspect, Mr. Barnett was a founding engineer at Octel Communications. He left Octel to become a founding engineer at Aspect in 1985. In 1987, Mr. Barnett left Aspect to found and lead Prospect Software, Inc., a provider of computer-telephony integration products, and returned to Aspect in 1996 when we acquired Prospect. Mr. Barnett holds a bachelor’s degree from Western Kentucky University and a master’s degree in computer science from the University of Kentucky.

      Mr. Weatherford has been a director since January 2004. Mr. Weatherford served as Executive Vice President and Chief Financial Officer of Business Objects S.A., a provider of business intelligence software, from 1997 until his retirement in 2002. Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schlumberger, and Tandem Computers. Mr. Weatherford also serves on the boards of ILOG S.A., Saba Software, Inc., Synplicity, Inc., Tesco Corporation and is affiliated with several private companies.
      Mr. Wright has been a director since February 2001. Since October 2003, Mr. Wright has served as an Executive Vice President of EMC Corporation, a provider of information storage systems, software, networks and services, and President of EMC’s Legato Systems Division. From October 2000 until its acquisition by EMC in October 2003, Mr. Wright served as President and Chief Executive Officer of Legato Systems, Inc. Mr. Wright joined Amdahl Corporation in 1987 as Vice President for Sales and Service in the Northeast region of the United States and served as its President and Chief Executive Officer from 1997 to 2000. Mr. Wright is a member of the Board of Directors of Applied Micro Circuits Corporation and VA Software Corporation.
Directors Elected by Holders of Series B Convertible Preferred Stock

Name of Nominee	Age	Principal Occupation	Director Since

A. Barry Rand	60	Interim Chairman of the Board of Directors of Aspect; Chairman and Chief Executive Officer, Equitant Limited	2003
Robert F. Smith	42	Managing Principal, Vista Equity Partners, LLC	2003
      Mr. Rand has been a director since January 2003 and has served as Interim Chairman of the Board of Directors since August 2003. From January 2003 to March 2005, Mr. Rand is currently Chairman and Chief Executive Officer of Equitant Limited, a provider of Order-to-Cash management services. From 1999 to 2001, Mr. Rand was the Chairman and Chief Executive Officer of The Avis Group following a thirty-year career with Xerox Corporation where he served most recently as Executive Vice President of Worldwide Operations. Mr. Rand also serves on the Board of Directors of Abbott Laboratories, Agilent Technologies, and Cingular Wireless LLC (formerly AT&T Wireless Services).
      Mr. Smith has been a director since January 2003. Mr. Smith is the Managing Principal Partner of Vista Equity Partners, which he founded in 2000. From 1994 to 2000, Mr. Smith was the Vice President and Co-Head of Enterprise Systems and Storage for Goldman Sachs. Prior to that, he was the Technical Supervisor in the Food Service Division at Kraft General Foods, responsible for product, equipment and process development. Mr. Smith also currently serves on the boards of several privately held companies.
      During the last fiscal year Norman A. Fogelsong also served on the Company’s Board. Mr. Fogelsong will not be standing for re-election to the Board, but will continue to serve on the Board until the Company’s Annual Meeting of Shareholders. The Board believes that each of Messrs. Ariko, Rand, Weatherford and Wright are “independent” under current Nasdaq rules.
      Our directors are encouraged to attend all Aspect shareholder meetings.
Board Meetings and Committees
      The Board of Directors held a total of seven meetings and acted by written consent one time during the year ended December 31, 2004. The Board of Directors has an Audit Committee, a Compensation Committee and a Nomination Committee.
      The Audit Committee of the Board of Directors (the “Audit Committee”) consisted, as of December 31, 2004, of Mr. Rand, Mr. Weatherford (Committee Chair) and Mr. Wright, and held nine meetings during the last fiscal year. The Audit Committee Charter is attached to this Proxy Statement as Appendix A. The Audit Committee has responsibility for, among other things, appointing and determining the compensation of the Company’s independent auditors, approving in advance any engagements with the Company’s independent auditors with respect to permitted non-audit services, reviewing and approving the Company’s critical accounting policies, and overseeing and evaluating the Company’s system of internal accounting and disclosure controls, including the controls and processes by which the Company prepares its periodic reports. A report of the Company’s Audit Committee is included elsewhere in this proxy statement and further describes certain matters related to and actions taken by the Audit Committee during 2004. The Company’s Board of Directors has determined that Mr. Weatherford is the Company’s Audit Committee Financial Expert, as defined in applicable SEC rules. Mr. Rand, Mr. Weatherford and Mr. Wright are independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.
      The Compensation Committee of the Board of Directors (the “Compensation Committee”) consisted, as of December 31, 2004, of Mr. Ariko (Committee Chair), Mr. Fogelsong and Mr. Smith. As Mr. Fogelsong will not be standing for re-election to the Board, he will not be a member of the Compensation Committee after the Annual Shareholder’s Meeting. The Board may nominate a new member to the Compensation Committee. The Compensation Committee held nine meetings during the last fiscal year. The Compensation Committee determines policy on and takes actions with regard to the compensation of our executive officers and other employees, administers the Company’s stock and option plans, and from time to time makes recommendations to the Board of Directors concerning such matters.
      Messrs. Ariko and Fogelsong are independent directors. Effective in August 2003, upon his request pursuant to certain contractual rights held by Vista Equity Fund II, L.P. (“Vista”) that it have a representative on the Compensation Committee, the Board approved Mr. Smith’s appointment to the Compensation Committee. The Board has not been able to determine that Mr. Smith is independent under applicable Nasdaq rules. The Board has determined that, as the representative for the Company’s largest single shareholder, Mr. Smith’s continuing participation on the Compensation Committee and his ongoing involvement in Company compensation matters is required in the best interests of the Company and its shareholders and that he will continue to serve on the Compensation Committee under an exception from the requirement that compensation committees be comprised solely of independent directors under applicable Nasdaq rules.
      The Nomination Committee of the Board of Directors (the “Nomination Committee”) currently consists of Mr. Fogelsong (Committee Chair), Mr. Weatherford and Mr. Smith and did not meet during the last fiscal year. As Mr. Fogelsong will not be standing for re-election to the Board, he will not be a member of the Nomination Committee after the Annual Shareholder’s Meeting. The Board may nominate a new member to the Nomination Committee. Mr. Weatherford will serve as the Nomination Committee Chair upon Mr. Fogelsong’s departure. The Nomination Committee Charter is attached to this Proxy Statement as Appendix B. The Nomination Committee is responsible for nominating new members to be considered for the Board of Directors. Prior to the establishment of the Nomination Committee, the full Board of Directors recommended candidates to the Company’s Board. The Nomination Committee will consider nominees recommended by shareholders. To be considered by the Nomination Committee, nominations must be received on or before the deadline for receipt of shareholder proposals and nominations. See the above Q&A section under “What is the deadline for receipt of shareholder proposals and nominations?” See also “Director Nomination Process” below.
      Messrs. Fogelsong and Weatherford are independent as that term is used in Item 7(d)(2)(ii) of Schedule 14A under the Exchange Act. Immediately following his appointment to the Board in 2003, the Board appointed Mr. Smith to its Nomination Committee. Although as described above the Board has not been able to determine that Mr. Smith is independent under applicable Nasdaq rules, it has determined that, as the representative for the Company’s largest single shareholder, Mr. Smith’s continuing participation on our Nomination Committee and his ongoing involvement in the director nomination process is required in the best interests of the Company and its shareholders and that he will continue to serve on the Nomination Committee under an exception from the requirement that such committees be comprised solely of independent directors under applicable Nasdaq rules.
      During the last fiscal year, each director nominee attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which he serves.

Communications from Shareholders to the Board
      The Board recommends that shareholders initiate any communications with the Board in writing and send them in care of the Company’s Secretary, Stephen Yu. Shareholders can send communications by mail to Stephen Yu, Aspect Communications, 1320 Ridder Park Drive, San Jose, California 95131. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.
Director Compensation
      Nonemployee directors are currently compensated for their service to the Company as follows:

1. They are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings.

2. Each director receives an annual retainer fee, payable quarterly. During 2004, the amount of the annual retainer fee was $30,000. In addition, each director receives an annual retainer fee for Board committee service, payable quarterly. During 2004, the amount of the annual retainer fee for Board committee service was as follows: the Chair of the Audit Committee receives an annual retainer of $15,000; each other member of the Audit Committee receives an annual retainer fee of $10,000 for service on the Audit Committee; the Chairs of the Compensation and Nomination Committees each receive an annual retainer of $7,500; and the other members of the Compensation and Nomination Committees each receive an annual retainer of $5,000 for each committee on which they serve. Directors are given the choice of receiving their annual retainer fee either in cash or in shares of our common stock under the Directors’ Annual Retainer Compensation Plan (the Retainer Plan). Each director who elects to receive the retainer in stock also receives a cash payment in an amount equal to 20% of the value of stock received in payment of his retainer fee. This compensation structure was designed to induce the Company’s directors to accept payment in stock by helping to offset the tax liability associated with the stock grant.

3. Under our 1998 Directors’ Stock Option Plan (the Directors’ Option Plan), nonemployee directors are eligible to receive automatic grants of options to purchase our common stock. During 2004, newly appointed nonemployee directors received options to purchase 30,000 shares of common stock upon joining the Board of Directors. In addition, directors who had served on our Board for at least six months as of August 31st received an automatic grant of an option to purchase 20,000 shares of our common stock on that date. All options under the Directors’ Option Plan have an exercise price equal to the fair market value of our common stock on the date of grant, vest as to 25% of the shares subject to the option on each of the first four anniversaries of the grant date, and provide for full acceleration of vesting on certain change of control and other corporate transactions involving Aspect.
      In August 2003, A. Barry Rand was appointed Interim Chairman of the Board of Directors to oversee Board functions. Mr. Rand holds this role indefinitely until his successor is appointed or elected. After reviewing market compensation data, as well as considering the responsibilities and duties that he would be assuming as Interim Chairman, the Board approved payment of a special retainer fee to Mr. Rand in an amount equal to $80,000 per year, payable quarterly, effective the third quarter of 2003. This special retainer fee is in addition to the other retainer fees to which he is entitled as described above. Mr. Rand may elect payment of this special retainer fee in cash or stock under the Retainer Plan. If he elects payment in stock, he will also receive a cash payment in an amount equal to 20% of the value of stock received in payment of the special retainer fee.

Director Nomination Process
      Nomination Committee Process. In considering candidates for appointment or reelection to our Board, our Nomination Committee seeks to ensure that all our directors have sufficient experience and commitment to effectively serve on our Board and that at least a majority of our directors are independent as required under applicable Nasdaq rules. In addition, the Nomination Committee evaluates candidates to ensure that our Board membership includes the right mix of persons having the proper qualifications to serve on our Board committees and that director candidates who might be appointed to our Audit Committee meet the additional requirements applicable to audit committee members under Nasdaq and SEC rules. Additionally, in identifying and evaluating potential director candidates for appointment to the Board, the Nomination Committee considers the depth, extent and relevancy to Aspect’s business of the candidate’s business and professional experience, the candidate’s integrity and ability to bring an independent analytical inquiry to Board functions, and willingness and ability to devote sufficient time to Board activities. In identifying persons with these characteristics, the Nomination Committee seeks input from members of the Board and, if the Nomination Committee considers it appropriate, from an independent search firm. Each candidate individually meets with each director and with members of senior management, and the Nomination Committee conducts diligence with respect to the candidate’s qualifications and suitability to serve on our Board and takes such other actions as it deems appropriate, prior to appointing the candidate to our Board.
      The decision with respect to reelection of the directors listed above was made by the entire Board.
      Shareholder Proposals for Nominees. Shareholders considering submitting such a nomination should submit it to the Nomination Committee c/o the Secretary of Aspect and should include the following information: (1) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (2) the names and addresses of shareholders making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such shareholders, and (3) appropriate biographical information and a statement as to the qualification of the nominee. These submissions should be submitted in the time frame specified in our Bylaws, as described above in the Q&A section under “What is the deadline for receipt of shareholder proposals and nominations?” and below under “Deadline for Receipt of Shareholder Proposals.”
Required Vote
      The four nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors of the Company. Votes against any nominee and votes withheld have no legal effect under California law.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR PROPOSAL NO. 1.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
      The Audit Committee of the Board of Directors has selected KPMG LLP, independent auditors, to audit the consolidated financial statements of the Company for the year ending December 31, 2005, and recommends that the shareholders vote for ratification of such appointment. In the event the shareholders do not ratify such appointment, the Audit Committee will reconsider its selection. KPMG LLP has audited the Company’s consolidated financial statements since 2002. One or more representatives of KPMG LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.
Required Vote
      The ratification of the appointment of KPMG LLP requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock who are present at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
      The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company’s common stock as of February 28, 2005, with respect to:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and nominees for director,

•	each of our Named Executive Officers (as defined below), and

•	all of our directors and executive officers as a group.
      The percentages shown below are based on 60,984,371 shares of the Company’s common stock outstanding at February 28, 2005 and other than the percentages for Vista, for Robert F. Smith and all directors and executive officers as a group, assume no conversion of Vista’s preferred stock.

	Shares Beneficially
5% Shareholders, Directors, Nominees for	Owned
Director, Named Executive Officers, and
Directors and Executive Officers as a Group	Number	Percent

Vista Equity Fund II, L.P.(1)	22,222,222	26.7%
150 California Street, 19th Floor
San Francisco, CA 94111
Columbia Wanger Asset Management, L.P.(2)	7,438,300	12.2%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Barclays Global Investors, NA.(3)	6,093,760	10.0%
45 Fremont Street
San Francisco, CA 94105
Putnam Investments(4)	4,052,852	6.7%
One Post Office Square
Boston, MA 02109
Perry Corp(5)	3,632,400	6.0%
599 Lexington Avenue
New York, NY 10022
Barry M. Ariko(6)	22,500	*
Gary E. Barnett(7)	598,633	1.0%
Norman A. Fogelsong(8)	1,404,678	2.3%
A. Barry Rand(9)	31,010	*
Robert F. Smith(10)	22,243,637	26.7%
Thomas Weatherford(11)	6,000	*
David B. Wright(12)	49,524	*
James C. Reagan	—	—
Gary A. Wetsel(13)	175,903	*
James J. Flatley	—	—
All directors and executive officers as a group (8 persons)(14)	24,355,982	29.3%

*	Less than 1% of our outstanding common stock.

(1)	Represents common stock currently issuable upon conversion of the 50,000 shares of Series B convertible preferred stock held by Vista, which shares of common stock are deemed to be beneficially owned by Vista. The 50,000 shares of Series B preferred stock held by Vista represent 100% of the authorized, issued and outstanding shares of Series B preferred stock. See “What are the Voting Rights of the Series B Convertible Preferred Shareholders” in the Q&A section above.

(2)	Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust together have voting and dispositive power over 7,438,300 shares owned. This information is based solely on information as of December 31, 2004, set forth in a Schedule 13G/ A dated February 10, 2005, as filed by Columbia Wanger Asset Management, L.P. with the Securities and Exchange Commission.

(3)	Barclays Global Investors, NA and various related entities have indicated that they have sole voting and dispositive power over 6,093,760 shares owned in the aggregate. This information is based solely on information as of December 31, 2004, set forth in a Schedule 13G/ A dated January 10, 2005, as filed by Barclays Global Investors, NA with the Securities and Exchange Commission.

(4)	Includes shares beneficially owned by two investment advisers wholly owned by Putnam, LLC, d/b/a Putnam Investments (“PI”) as follows: (i) Putnam Investment Management, LLC (“PIM”), the investment adviser to the Putnam family of mutual funds — 3,454,313 shares; and (ii) the Putnam Advisory Company, LLC (“PAC”), the investment advisor to Putnam’s international clients — 598,539 shares. PIM and PAC each have dispositive power over the shares that they beneficially own as investment managers. PI is a wholly owned subsidiary of Marsh and McLennan Companies, Inc. (“M&MC”). M&MC and PI disclaim that they are, for the purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owners of these shares. This information is based solely on information as of December 31, 2004, set forth in a Schedule 13G dated February 10, 2005, as filed by Putnam Investments with the Securities and Exchange Commission.

(5)	Perry Corp. has sole voting and dispositive power over 3,632,400 shares. This information is based solely on information as of December 31, 2004, set forth in a Schedule 13G dated February 8, 2005, as filed by Perry Corp. with the Securities and Exchange Commission.

(6)	Represents 22,500 shares issuable pursuant to options that are exercisable by Mr. Ariko within 60 days of February 28, 2005.

(7)	Includes 483,133 shares issuable pursuant to options that are exercisable by Mr. Barnett within 60 days of February 28, 2005.

(8)	Includes 1,127,678 shares held by the Fogelsong Family Trust. Also includes 250,000 shares held of record by Institutional Venture Partners, VII, L.P., for which Mr. Fogelsong works as a venture capitalist, as to which Mr. Fogelsong disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also includes 27,000 shares issuable pursuant to options that are exercisable by Mr. Fogelsong within 60 days of February 28, 2005. Mr. Fogelsong will not be standing for re-election to the Board.

(9)	Includes 13,500 shares issuable pursuant to options that are exercisable by Mr. Rand within 60 days of February 28, 2005.

(10)	Includes 13,500 shares issuable pursuant to options that are exercisable by Mr. Smith within 60 days of February 28, 2005. Also includes 22,222,222 shares of common stock held by Vista. Mr. Smith is the managing member of VEFIIGP, an entity which acts as the general partner for Vista and which entity may be deemed the beneficial owner of such shares of common stock. Mr. Smith disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(11)	Represents 6,000 shares issuable pursuant to options that are exercisable by Mr. Weatherford within 60 days of February 28, 2005.

(12)	Includes 33,000 shares issuable pursuant to options that are exercisable by Mr. Wright within 60 days of February 28, 2005.

(13)	Includes 160,903 shares issuable pursuant to options that are exercisable by Mr. Wetsel within 60 days of February 28, 2005. Mr. Wetsel transitioned from his role as Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of the Company in December 2004. See “Certain Relationships and Management Agreements.”

(14)	Includes 598,633 shares issuable pursuant to options that are exercisable by all directors and executive officers within 60 days of February 28, 2005. Also includes shares beneficially owned by Vista (see footnotes (1) and (10) above) as a group and assumes Vista’s shares of Series B preferred stock were converted to common stock as of February 28, 2005.

CERTAIN RELATIONSHIPS AND MANAGEMENT AGREEMENTS
      The Company has entered into various agreements with its executive officers. Pursuant to the terms of Change of Control Agreements with the Company, each of Messrs. Barnett and Reagan are entitled to certain benefits in the event his employment is terminated without cause or is constructively terminated during the period beginning three months prior to a change of control of the Company and ending thirteen months following a change of control. Specifically, if their employment was involuntarily terminated under these circumstances, these officers would be entitled to continue to receive payment of their regular base salary and medical benefits for up to 18 and 12 months for Mr. Barnett and Mr. Reagan, respectively, following such termination, as well as full acceleration of the vesting of their stock options or restricted stock holdings. Mr. Barnett would also be entitled to 1.5 times the average of his three prior years’ actual bonus payments and Mr. Reagan would be entitled to his target bonus for the year times the average of the three prior years’ actual percentage payment. Under the agreements, the Company would have the right to cease payment of these benefits in certain cases where the officer violated his obligations to refrain from soliciting employees or customers of the Company or from competing with the Company. If the benefits under these agreements are triggered, the Company will take a compensation charge with respect to the changes made to accelerate vesting of the officers’ equity awards. These agreements, which were renewed for an additional one-year term in March 2005, have one-year terms which automatically extend in certain circumstances.

James J. Flatley
      In April 2003, Mr. Flatley was hired as President, Worldwide Sales and Service. Mr. Flatley’s agreement provided for a base salary of $350,000, a guaranteed annual bonus of $50,000 for the first two years of his employment, paid in quarterly installments of $12,500, and an annual cash bonus targeted at $212,000, of which $106,000 was guaranteed during the first year and paid in two equal portions, the first after six months and the second after twelve months of employment. In addition, the Company agreed that it would issue Mr. Flatley on his one-year anniversary of employment an option to purchase 200,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value of our common stock on such date (as reported in the Wall Street Journal), assuming mutually agreed upon objectives were met. Mr. Flatley resigned as an employee of the Company in May 2004.

James C. Reagan
      The Company entered into an employment letter with James C. Reagan, the Company’s Executive Vice President and Chief Financial Officer, executed as of December 3, 2004. The employment letter provides Mr. Reagan a base salary of $315,000 per year and grants Mr. Reagan options to purchase 300,000 shares of the Company’s common stock, with an exercise price equal to the fair market value at the date of grant, which options will vest over four years: 25% on the first anniversary of his employment with the Company and the remaining amount on a monthly basis over the following three years. Mr. Reagan will also have the opportunity to earn a bonus, targeted at 70% of his eligible annual earnings. Mr. Reagan will be employed by the Company on an at-will basis.

Gary A. Wetsel
      The Company entered into a separation agreement with Gary A. Wetsel, its former Executive Vice President, Finance, Chief Financial Officer, and Chief Administrative Officer, on December 6, 2004, which agreement was amended on February 1, 2005. The separation agreement provides that Mr. Wetsel will be available to the Company until March 31, 2005 on a full-time basis to assist in transitional matters. From March 31, 2005 through September 30, 2005, Mr. Wetsel will be available on a part-time basis to consult with the Company at mutually agreeable times. Until September 30, 2005, Mr. Wetsel will continue to receive a salary of $28,125 per month and continue to receive health benefits. Until March 31, 2005, Mr. Wetsel will continue to vest in Aspect stock options previously granted to him. Mr. Wetsel will receive acceleration of vesting of all of his other unvested options to purchase 193,509 shares, subject to the terms of the separation agreement. The separation agreement also includes a general release of claims.

Arrangements with Former Directors
      Donald Casey and John Peth did not stand for re-election to our Board in 2004 and ceased being Aspect directors as of the date of our 2004 Annual Meeting of Shareholders. In connection with their ceasing to serve on the Board, each of Mr. Casey and Mr. Peth entered into a consulting agreement with Aspect whereby they agreed to make themselves available to provide services to Aspect management in their respective areas of expertise, as requested from time to time by the Company, during the months following the Annual Meeting. In connection with these consulting arrangements, the Company paid Mr. Casey and Mr. Peth $60,000 and $62,500, respectively. Further pursuant to these consulting arrangements, the Company obtained shareholder approval at the 2004 Annual Meeting of Shareholders to certain amendments to options held by these former directors whereby Mr. Casey was permitted to continue vesting in an additional 15,000 option shares (with a weighted average exercise price of $8.04 per share) and Mr. Peth was permitted to continue vesting in an additional 10,500 option shares (with a weighted average exercise price of $7.63 per share), and in each case the exercisability period for all vested options was extended through December 31, 2005.

Vista
      On February 13, 2004, the Company filed a Registration Statement on Form S-3 for the registration of 12,000,000 shares of its common stock, 2,700,000 of which would be offered by the Company and 9,300,000 of which would be offered by selling shareholders. In connection with the offering, Vista agreed to convert all of its Series B convertible preferred stock into 22,222,222 shares of the Company’s common stock immediately prior to the completion of the offering. In consideration for this voluntary conversion, the Company agreed to issue Vista 200,000 additional shares of the Company’s common stock and pay Vista a $3 million transaction fee. On August 23, 2004, the Company announced that it was withdrawing the offering of the 12,000,000 shares of its common stock due to market conditions. As the offering was withdrawn without completion, the conversion agreement with Vista described above expired, without payments being made thereunder and accordingly, in the third quarter of 2004 the Company expensed approximately $0.8 million in legal, accounting and printing costs incurred for the preparation of the public offering.

EXECUTIVE COMPENSATION
      The following table presents compensation paid by the Company for services rendered during fiscal years ended December 31, 2004, 2003 and 2002 for (i) the Company’s Chief Executive Officer (CEO), (ii) the most highly compensated executive officer (other than the CEO) serving at the end of the last fiscal year and (iii) two former executive officers who would have been included in the category described in subsection (ii) had they still been executive officers of the Company at the end of fiscal 2004 (the group of four individuals collectively referred to hereinafter as the “Named Executive Officers”).
Summary Compensation Table

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation

Gary E. Barnett(1)	2004	$430,361	$206,060	225,000	—
President and Chief Executive	2003	$341,188	$212,000	100,000	—
Officer	2002	$355,538	$1,000	95,000	—
James C. Reagan(2)	2004	$18,174	$6,748	300,000	—
Executive Vice President and	2003	—	—	—	—
Chief Financial Officer	2002	—	—	—	—
Gary A. Wetsel(3)	2004	$343,784	$99,144	80,000	$1,315
Former Executive Vice President,	2003	$341,288	$162,000	100,000	$2,535
Finance, Chief Financial Officer, and	2002	$255,064	$135,000	350,000	—
Chief Administrative Officer
James J. Flatley(4)	2004	$163,484	$78,000	200,000	$1,000
Former President, Worldwide Sales and	2003	$242,023	$130,000	350,000	—
Services	2002	—	—	—	—

(1)	Mr. Barnett joined the Company in October 1996. Mr. Barnett was appointed Interim President and Chief Executive Officer effective August 2003 and was elected President and Chief Executive Officer effective January 2004.

(2)	Mr. Reagan joined the Company and became an executive officer in December 2004. His annual salary is $315,000.

(3)	Mr. Wetsel joined the Company and became an executive officer in April 2002. Mr. Wetsel resigned as an employee of the company on March 31, 2005. The All Other Compensation amount disclosed for Mr. Wetsel in 2004 and 2003 consists of executive expense reimbursement for personal tax preparation. See “Certain Relationships and Management Agreements.”

(4)	Mr. Flatley joined the Company and became an executive officer in April 2003. Mr. Flatley resigned as an employee of the Company in May 2004. The All Other Compensation amount disclosed for Mr. Flatley in 2004 consists of executive expense reimbursement for personal tax preparation. See “Certain Relationships and Management Agreements.”

Option Grants in 2004
      The Company’s 1999 Equity Incentive Plan and 1996 Employee Stock Option Plan provide for the grant of options to executive officers and other employees of the Company. Options granted to Named Executive Officers under the 1999 Equity Incentive Plan were incentive stock options to the extent allowable under Section 422 of the Internal Revenue Code and were otherwise nonstatutory stock options, while all options granted under the 1996 Employee Stock Option Plan were nonstatutory stock options. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant. Such options typically expire ten years from the date of grant. The following table presents stock option grants made during 2004 to the Named Executive Officers.

	Individual Grants
					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Securities	Options	Exercise		of Stock Appreciation for
	Underlying	Granted to	Or Base		Option Term(4)
	Options	Employees in	Price Per	Expiration
Name	Granted(1)	Fiscal Year(2)	Share	Date(3)	5%	10%

Gary E. Barnett	150,000	3.9%	$19.00	01/28/2014	$1,792,350	$4,542,166
	75,000	1.9%	$16.30	04/01/2014	$768,824	$1,948,350
James C. Reagan	300,000	7.7%	$10.97	12/06/2014	$2,069,692	$5,245,006
Gary A. Wetsel	80,000	2.1%	$19.00	01/28/2014	$955,920	$2,422,489
James J. Flatley	200,000	5.1%	$14.30	04/23/2014	$1,798,639	$4,558,103

(1)	Options become exercisable at the rate of 25% on the first anniversary of the grant date, and 2.0833% each month thereafter, so that if the officer remains with the Company through the vesting period, he will be fully vested in the award on the fourth anniversary.

(2)	The Company granted options representing 3,893,085 shares to employees and nonemployee directors in 2004.

(3)	Pursuant to the terms of the severance agreement of Mr. Wetsel the expiration dates of his option agreement was shortened to May 30, 2006.

(4)	The 5% and the 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future common stock price.
Aggregated Option Exercises in 2004 and
December 31, 2004 Option Values
      The following table presents information on stock options exercised during 2004 and the value of all stock options held on December 31, 2004 by the Named Executive Officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at		Money Options at
	Shares		December 31, 2004		December 31, 2004(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary E. Barnett	—	—	422,875	319,376	$1,419,680	$660,747
James C. Reagan	—	—	—	300,000	—	$51,000
Gary A. Wetsel	150,000	$988,343	136,249	243,751	$1,029,346	$1,242,854
James J. Flatley	87,500	$935,675	—	—	—	—

(1)	The amount shown represents the difference between the fair market value of the shares on the date of exercise and the exercise price of the option.

(2)	The closing sale price of the Company’s common stock as reported on the Nasdaq National Market on December 31, 2004, was $11.14 per share.

EQUITY COMPENSATION PLAN INFORMATION
      The following table summarizes our equity compensation plan information as of December 31, 2004 with respect to outstanding awards and shares remaining available for issuance under the Company’s existing equity compensation plans. Information is included in the table as to common stock that may be issued pursuant to the Company’s equity compensation plans.

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan Category	and Rights (a)	and Rights (b)	in Column (a)) (c)

Equity compensation plans approved by security holders(1)	3,395,940	$12.50	5,670,394	(2)
Equity compensation plans not approved by security holders(3)	6,511,110	$7.51	416,359

Total	9,907,050		6,086,753

(1)	Includes the following equity compensation plans:

•	The 1999 Equity Incentive Plan

•	The 1990 Employee Stock Purchase Plan (a plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended)

•	The 1989 Directors’ Plan (this plan expired by its terms in 1999; there will be no further grants or awards under this plan)

•	The 1998 Directors’ Stock Option Plan

•	The 1989 Employee Stock Option Plan (this plan expired by its terms in 1999; there will be no further grants or awards under this plan)

•	The Annual Retainer Compensation Plan

The number of securities reflected in Column (a) and the weighted-average exercise price in Column (b) do not include shares subject to outstanding rights to purchase shares under our 1990 Employee Stock Purchase Plan.

(2)	Includes 2,093,475 and 126,318 shares of common stock reserved and available for issuance as of December 31, 2004 under the 1990 Employee Stock Purchase Plan and the Annual Retainer Compensation Plan, respectively. On January 2, 2005, the Company issued 5,489 shares of common stock to directors pursuant to the Annual Retainer Compensation Plan.

(3)	Includes the following equity compensation plans:

•	The 1996 Employee Stock Option Plan

•	The 1997 Commerce Soft, Inc. Stock Plan

•	The 1997 PakNetX Corporation Stock Plan

•	The 1992 VoiceTek Corporation Equity Incentive Plan

•	The 1996 VoiceTek Corporation Stock Option Plan
      Other than the options under 1996 Employee Stock Option Plan, the Company assumed options under each of these plans in connection with its acquisition of each of the respective companies referenced in the plan titles. The Company does not intend to grant options or other awards in the future under these assumed plans.

Material Features of Plans Not Approved by Shareholders

1996 Employee Stock Option Plan
      The Company’s 1996 Employee Stock Option Plan was adopted by our Board of Directors in December 1996 and has been amended a number of times since then. It provides for grants to employees, officers, directors and consultants of the Company, or of certain subsidiaries or other affiliates of the Company, of nonstatutory stock options, although a majority of the shares issued under the Plan during its term must be granted to participants who are not executive officers or directors. A total of 13,150,000 shares of common stock have been reserved for issuance under the 1996 Employee Stock Option Plan and 416,359 shares remain available for grant, as reflected in the table above.
      Nonstatutory options do not qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended. The 1996 Employee Stock Option Plan is administered by the Board of Directors or a Committee of the Board. The plan administrator determines the terms of options granted under the plan, including the number of shares subject to an option, the exercise price, the term and exercisability of options and any vesting or other restrictions that apply to awards. The 1996 Employee Stock Option Plan requires that options issued under the plan have a per share exercise price equal to the fair market value of our common stock on the grant date of the option. The plan allows for payment of the exercise price with cash, check, promissory note, or other shares of our common stock, through a brokered cashless exercise program, or with any other form of consideration permitted by the administrator and allowable under applicable law.
      Options issued under the 1996 Stock Option Plan generally vest over a four-year period and expire ten years from the date of grant.
      The 1996 Employee Stock Option Plan provides for automatic adjustment of shares remaining available for issuance under the plan, as well as adjustment of the exercise price and number of shares subject to outstanding awards, in the event of any stock split, stock dividend or similar change in our capital structure. In the event the Company were to be acquired by another company or another third-party acquiror, the plan provides that outstanding awards may either be assumed by our acquiror or that our acquiror may substitute equivalent awards for options outstanding under the plan, but that if our acquiror did not agree to assume or substitute equivalent awards for outstanding options, then the plan administrator would accelerate the vesting and exercisability of outstanding options and such options would thereafter terminate on or prior to the closing of the transaction. Unless either terminated earlier or extended to a later date, the 1996 Stock Plan will terminate in December 2006.

COMPENSATION COMMITTEE REPORT
      The Company’s compensation programs for executive officers and employees are administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently composed of three directors, each of whom is “independent” under Nasdaq rules except for Robert Smith, who (through Vista) has exercised contractual rights to be a member of the Committee. See “Proposal No. 1 — Election of Directors, Board Meetings and Committees” above for further information about the Compensation Committee and its members. The Compensation Committee met on nine occasions during 2004, for the purpose of reviewing executive officer compensation and certain Company-wide compensation policies and practices, to evaluate the effectiveness of the Company’s compensation programs, to evaluate current and proposed Company and officer performance and to take certain actions regarding our equity compensation and other benefits plans. The Compensation Committee oversees certain actions taken by the Company’s Administrative Committee, consisting of the Chief Executive Officer, Chief Financial Officer and Vice President, Human Resources to which has been delegated authority to administer certain stock option and other compensation matters with respect to non-officer employees. In addition, during 2004 the Compensation Committee employed an independent compensation consultant to assist it in determining appropriate compensation levels for the Company’s executive officers and employees.
Compensation Philosophy
      The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long- and short-term business objectives and performance. In the high technology marketplace in Silicon Valley where the Company competes for executive talent, it is imperative that its compensation practices enable the Company to attract, retain and motivate qualified executives able to contribute to the long-term business success of the Company. The following specific strategies continue to guide the Company’s executive compensation decisions:

•	Pay for Performance. The primary objective of the Company’s compensation policies is to reward executives who contribute superior performance to the Company and its business. An executive’s failure to achieve superior performance, on the other hand, may result in lowered overall compensation, including little or no variable or incentive compensation.

•	Alignment with Shareholder Interests. Executive compensation is designed to align management’s interests with shareholders’ interests by encouraging stock ownership among the management team and by linking compensation with the Company’s financial performance. The Committee continues to view equity compensation as an important part of its overall executive compensation program.

•	Compensation Commensurate with Skill Level. Compensation levels are determined after taking into account the level of skill, knowledge, effort and responsibility necessary to fulfill the requirements of a particular position, as well as the individual executive’s actual achievement levels in fulfilling such requirements.

•	Competitive Compensation. The Company regularly compares its compensation programs to those of other companies of comparable size within similar industries to place target pay substantially at market. As in prior years, during 2004 the Committee’s practice was to generally target the Company’s executive compensation at approximately the 50th percentile of compensation for the peer companies identified.
      The Compensation Committee meets with the Chief Executive Officer and the Vice President, Human Resources to consider potential long-term executive compensation and to propose specific compensation plans for each fiscal year. The Compensation Committee evaluates current executive compensation from market surveys supplied by the Committee’s independent compensation consultant and evaluates the performance of individual executives. The Compensation Committee also independently reviews the individual performance of the Chief Executive Officer based upon market and company-specific data.

      During 2004, the Company’s executive compensation program included these key elements:

•	Base Salary. The Company established the base salaries of its executive officers based on competitive market practices derived from comparisons with companies of similar size and/or in similar industries. The approach is to target base salary levels around the 50th percentile of such data. Actual pay decisions are based on performance, responsibility, future potential and experience of the individual executive. The Compensation Committee exercised its judgment based on all the factors described. No specific formula was applied to determine the value of each criterion, and, once established, base salary generally does not vary with the Company’s performance.

•	Cash-Based Incentives. With respect to fiscal year 2004, Company executive officers participated in a cash incentive program under which payment was contingent upon the achievement of specific Company-wide goals based on operating results and revenue performance. Specifically, the objectives for 2004 were based on net income (which was weighted at 60% under the bonus plan) and revenue (weighted at 40%). The Company made substantial achievement toward these goals. Specifically, while the Company exceeded its annual net income goals, it fell slightly short of its annual revenue goals. As a result, partial payment of the target bonus was paid to Mr. Barnett and to other Company officers.

•	Equity-Based Incentives. Each year, the Compensation Committee considers the grant of stock options to executives. The Compensation Committee believes that stock options provide added incentive for executives to influence the strategic direction of the Company and to create and grow value for customers, shareholders and employees. Options are granted at exercise prices equal to the stock’s fair market value at the time of grant and, typically, have four-year vesting periods to encourage retention. The number of stock options that are granted to individual executives is based on demonstrated sustained performance and independent survey data reflecting competitive stock option practices. The option grants to our executive officers during 2004 are reflected in the “Option Grants” table on page 20. The Compensation Committee, together with Aspect’s Human Resources and Finance departments, continues to evaluate the Company’s equity award programs for efficacy, as well as in light of anticipated accounting standards changes affecting equity compensation awards. As a part of this ongoing process, the Company continues to evaluate whether to expand the types of equity awards granted to officers and employees. During 2004, the Compensation Committee approved the grant of a restricted stock award to Mr. Barnett, Aspect’s Chief Executive Officer (see discussion below).

•	Other Employment Terms. The Company provided Aspect executive officers and certain other officers with certain benefits in the event their employment were to be terminated in connection with or following a change of control of the Company. The details of these arrangements are described in “Certain Relationships and Management Agreements,” on page 17.

•	Change in Management. In late 2004, Mr. Wetsel, retired as the Company’s Chief Financial Officer, and the Company hired Mr. Reagan as its new Chief Financial Officer. Mr. Wetsel’s arrangements and Mr. Reagan’s compensation are discussed, respectively, in “Certain Relationships and Management Agreements” on page 17.
Chief Executive Officer Compensation
      Mr. Barnett assumed the position of Chief Executive Officer in January 2004, having served as Aspect’s interim CEO from August 2003 to January 2004. The Compensation Committee, in setting his compensation as permanent CEO, considered the factors described above, as well as his performance as interim CEO.
      Base Salary. Mr. Barnett’s annual base salary during the year was $425,000.
      Cash-Based Incentives. Based on the Company’s financial performance in fiscal 2004 (see discussion above), the Company paid Mr. Barnett under its 2004 incentive bonus plan a bonus of $156,060.

      Equity-Based Incentives. In January 2004, as part of our annual compensation review process, Mr. Barnett was granted an option to purchase 150,000 shares of our common stock. In addition, in April 2004, Mr. Barnett was granted an option to purchase 75,000 shares of common stock and an award of 25,000 shares of restricted common stock in connection with his promotion to Chief Executive Officer. These awards are described in the “Option Grants” table on page 20. The Committee believed that these additional equity award grants were appropriate in light of Mr. Barnett’s promotion to permanent CEO.
      Other Employment Terms. The Company provided Mr. Barnett with certain benefits in the event his employment was to be involuntarily terminated in connection with or following a change of control of the Company. The committee approved renewal of this agreement for Mr. Barnett in February 2004 and, with certain amendments to the terms thereof, in March 2005. The details of these arrangements are described in “Certain Relationships and Management Agreements,” contained on page 17.
Stock Ownership Guidelines
      During 2004, the Compensation Committee, at the request of the Board of Directors and in order to further assure that our equity compensation programs provide incentive for the long-term interests of Aspect and its shareholders, established stock ownership guidelines that apply to members of Aspect’s executive management committee and to members of the Board of Directors. Persons subject to these guidelines, which include all of our executive officers, are limited in the number of shares of Aspect stock that they may sell during a twelve-month period as follows: (a) if the individual has been employed by Aspect, or been a member of its board, for less than 4 years, the number of shares of Aspect stock that he or she may sell is limited to that number of shares that equals the lesser of: (i) 25% of the total number of shares granted to the individual pursuant to Company equity awards (including all shares subject to options, purchased through the employee stock purchase plan or otherwise granted or issued to the individual by the Company under a Company compensation plan or arrangement, in each case whether vested or unvested (such awards referred to as the individual’s “holdings”)), or (ii) 50% of the individual’s total then-vested holdings; or (b) if the individual has been employed by the Company, or been a member of its Board, for 4 years or more, the limitation shall be that number of shares that equals the greater of: (i) 25% of the total number of shares subject to such individual’s holdings, or (ii) 50% of the individual’s total then-vested holdings. Under the guidelines, the term “holdings” does not include shares the individual purchased on the open market or from third parties, or Aspect shares received in exchange for shares or other ownership interests of an entity acquired by Aspect. To the extent that an individual subject to the guidelines proposed to sell a number of Aspect shares in excess of the above limitation, he or she would be required to notify the Compensation Committee and obtain its consent prior to the proposed sale.
Deductibility of Executive Compensation
      In making compensation decisions affecting the executive officers, the Compensation Committee considers and to the extent practicable and to the extent permitted by applicable law intends to maximize the Company’s ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Compensation Committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for compensation in excess of $1 million paid to Aspect’s Named Executive Officers. Certain compensation that qualifies under applicable tax regulations as “performance-based” compensation is specifically exempted from this loss-deduction rule. Neither the cash compensation paid to officers, nor the grant of 25,000 shares of restricted stock to Mr. Barnett, will qualify as performance-based compensation. The Compensation Committee cannot assure that it will be able to fully deduct all amounts of compensation paid to persons who are named executive officers of Aspect in the future. Further, because the Committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

The Compensation Committee of the Board of
Directors of Aspect Communications
Corporation

Barry Ariko (Chair)
Norman A. Fogelsong
Robert F. Smith
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      During 2004, the Compensation Committee consisted of Messrs. Ariko, Fogelsong and Smith. None of these persons has ever been an officer or employee of the Company or any of its subsidiaries, nor were there any Compensation Committee interlocks or other relationships during the year requiring disclosure under Item 402(j) of Regulation S-K of the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT
      During 2004, the Audit Committee of the Board of Directors of the Company was initially composed of four independent directors — Christopher B. Paisley, John W. Peth, A. Barry Rand and David B. Wright. In January 2004, Mr. Paisley resigned from the Board and the Audit Committee to pursue other interests, Mr. Weatherford was elected to the Board and the Audit Committee to fill the vacancy created by Mr. Paisley’s resignation, and Mr. Peth was appointed Chair to the Audit Committee. In May 2004, Mr. Peth agreed not to stand for re-election to the Board and the Audit Committee, and Mr. Weatherford was appointed Chair to the Audit Committee. Each of the other two Audit Committee members continues to serve on the Audit Committee. Each of the members of the Audit Committee is independent as defined by the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors on December 10, 2003, which charter is attached to this Proxy Statement as Appendix A.
      The Audit Committee recommends to the Board of Directors the selection of an accounting firm to be engaged as the Company’s independent accountants. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.
      The Audit Committee held nine meetings during fiscal year 2004. The meetings were designed to facilitate and encourage communication between the Audit Committee, management, and our independent public accountants.
      Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2004 with management and the independent accountants.
      The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
      The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants, KPMG LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with KPMG LLP the issue of its independence from the Company.
      Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The Audit Committee of the Board of
Directors of Aspect Communications
Corporation

A. Barry Rand
Thomas Weatherford (Chair)
David B. Wright

AUDITOR FEES
      The aggregate fees billed by KPMG LLP and their respective affiliates (collectively, “KPMG”), our current principal accountants, for professional services rendered for fiscal 2004 and 2003 are as follows:

			Audit-
			Related			All Other
	Total	Audit Fees	Fees	Tax Fees		Fees

2004
KPMG	$1,424,745	$1,398,218	$0	$26,527	(a)	$0
2003
KPMG	$531,564	$514,287	$0	$17,277	(a)	$0

(a)	includes fees for international tax return preparation and tax examination support.
      Consistent with Section 10A(i)(2) of the Securities Exchange Act of 1934 as added by Section 202 of the Sarbanes-Oxley Act of 2002, we are responsible for listing the audit and non-audit services pre-approved in the fourth quarter 2004 by our Audit Committee to be performed by KPMG LLP, our external auditor. Each of the permitted non-audit services has been pre-approved by the Audit Committee or the Audit Committee’s Chairman pursuant to delegated authority by the Audit Committee, other than de minimum non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the SEC. During fiscal 2004, the Audit Committee pre-approved non-audit services, consisting of tax compliance work for certain foreign subsidiaries, anticipated to be performed by KPMG LLP.

COMPANY STOCK PRICE PERFORMANCE
      The following graph compares cumulative total shareholder returns for the Company during the preceding five years to the S&P 500 Information Technology Index and the Nasdaq Stock Market U.S. Index.
Aspect Communications
S&P 500 Information Technology Index
Nasdaq Stock Market — U.S. Index

	December 31,

	1999(a)	2000	2001	2002	2003	2004

Aspect Communications Corporation	100.00	20.57	9.92	7.26	40.25	28.47

S&P 500 Information Technology Index	100.00	59.10	43.81	27.42	40.37	41.40

Nasdaq Stock Market U.S. Index	100.00	60.31	47.84	33.07	49.45	53.81

(a)	Assumes that the value of the investment in Aspect Communications Corporation common stock and each index was $100 on December 31, 1999, and that all dividends were reinvested.
INCORPORATION BY REFERENCE
      The Reports of the Compensation Committee and the Audit Committee (including references therein to the independence of the Committee members), and the Company Stock Price Performance Graph, all set forth above, are not deemed filed with the U.S. Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or except to the extent that the Company specifically incorporates such information by reference in any such filing.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were satisfied.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
      Proposals by shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2005 Annual Meeting of Shareholders must be received by the Company no later than December 12, 2005, in order that they may be included in the proxy statement and form of proxy relating to that meeting. If the Company is not notified of a shareholder proposal by February 27, 2006, then the proxies held by management of the Company provide discretionary authority to vote against such shareholder proposal, even though such proposal is not discussed in the proxy statement. Shareholders wishing to submit proposals or nominations of persons to serve as directors should notify the Company at its principal office at 1320 Ridder Park Drive, San Jose, California 95131 (Attention: Stephen Yu, Vice President, General Counsel and Secretary) of their desire to do so.
OTHER MATTERS
      The Company knows of no other matters to be submitted to shareholders at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

The Board of Directors of Aspect
Communications Corporation
April 4, 2005

APPENDIX A
ASPECT COMMUNICATIONS CORPORATION
Charter for the Audit Committee
of the Board of Directors
Purpose and Powers
The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in its oversight of the accounting and financial reporting processes of Aspect Communications Corporation (the “Company”); to appoint, compensate and oversee the Company’s independent accountants; to supervise the finance function of the Company (which will include, among other matters, the Company’s investment activities); and to act as the company’s Qualified Legal Compliance Committee. The Committee will have the power to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties. In addition, the Committee has the authority, to the extent permitted under applicable laws, rules and regulations, and the Company’s bylaws and Articles of Incorporation, to delegate to one or more of its members the authority to grant pre-approvals of audit services and non-audit services, provided such decisions are presented to the full Committee at regularly scheduled meetings.
The Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe. The Committee will provide to the Board the results of its examinations and recommendations, and such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.
Charter
The Committee will review and reassess the adequacy of this charter at least once annually. This charter (as then constituted) shall be publicly filed, as may be required by the Securities Exchange Act of 1934 (the “Exchange Act”), or the rules and regulations of the SEC, the NASD, Nasdaq, or any other applicable regulatory authority.
Membership
The Committee shall consist of at least three non-employee members of the Board. Such members will be elected and serve at the pleasure of the Board. The Committee’s membership shall comply with the independence standards set forth in the Exchange Act and the rules of the Nasdaq Stock Market, and with the financial literacy and sophistication requirements of the Nasdaq Stock Market, subject to applicable exceptions under the Nasdaq rules.
Meetings
The Committee will meet separately with Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Committee will meet with the independent accountants of the Company outside the presence of management at least quarterly, including upon the completion of the annual audit, and at such other times as the Committee deems appropriate to review the independent accountants’ examination and management report.

Responsibilities
Oversight of Independent Auditors
The Committee shall have the sole authority to select, evaluate, and if necessary to replace the independent auditor, subject to shareholder ratification if such ratification is required by applicable law or sought by the Board. In connection with this authority, the Committee will:

1.	Review annually the audit engagement fees and terms, and the plan for and the scope of the audit and related services.

2.	Confirm annually that the proposed audit engagement team for the independent accountants complies with the applicable auditor rotation rules.

3.	Pre-approve all non-audit services provided by the independent accountants; this authority may be delegated to one or more members of the Committee, who will report regularly to the full Committee on non-audit services approved.

4.	At the completion of the annual audit, review with management and the independent accountants:

a.	the Company’s annual financial statements and related footnotes;

b.	the independent accountant’s audit of the financial statements;

c.	any significant changes required in the independent accountant’s audit plan;

d.	any serious difficulties or disputes with management encountered during the course of the audit;

e.	other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

5.	Review the report from the independent accountants required by Section 10A of the Exchange Act.

6.	Review a written statement from the independent accountants delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard 1.

7.	Review with the independent accountants any disclosed relationship or service that might impact the objectivity and independence of the accountant.
Oversight of Financial Reporting and Other Financial Disclosure
The Committee will:

8.	Review with management and the independent accountants at least annually the Company’s application of critical accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company’s provisions for future occurrences which may have a material impact on the financial statements of the Company.

9.	Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by management and the independent accountants.

10.	Review with management and the independent accountants, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

11.	Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

12.	Oversee the adequacy of the Company’s system of internal accounting controls, obtain from the independent accountants management letters or summaries on such internal accounting controls, and review any related significant findings and recommendations of the independent accountants together with management’s responses thereto.

13.	Review the evaluation of internal controls prepared by management, and the independent accountant’s attestation, to the extent required by applicable law.

14.	Review the periodic reports of the Company with management and the independent accountants prior to filing of the reports with the SEC, and recommend whether the audited financial statements are to be included in the Company’s Annual Report on Form 10-K.

15.	Periodically discuss with the independent accountants, without management being present, (i) the accountant’s judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company’s financial statements.

16.	Review and discuss with management the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts.
Other Responsibilities
The Committee will:

17.	Oversee the Company’s compliance with the Foreign Corrupt Practices Act.

18.	Oversee the Company’s finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company’s assets.

19.	Review and approve all transactions between the Company and its Board members, officers or their representatives, other than ordinary-course compensation transactions.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

21.	Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
Qualified Legal Compliance Committee Responsibilities
In order to perform the functions of a Qualified Legal Compliance Committee (“QLCC”), the Committee will make such examinations as are necessary with respect to attorney reports of certain material violations (“Attorney Reports”) that are required under applicable standards of professional conduct established by the SEC. In connection with its functions as a QLCC, the Committee will:

22.	Establish written procedures for the confidential receipt, retention and consideration of Attorney Reports.

23.	Inform the Company’s General Counsel or person acting in such capacity (the “Chief Legal Officer”) of any report of evidence of a material violation contained in such Attorney Reports, unless the Committee decides that reporting the evidence to one or both such persons would be, under the circumstances, futile.

24.	Decide if an investigation is necessary to determine whether the material violation specified in the Attorney Report has occurred, is occurring, or is about to occur.

25.	If such an investigation is undertaken, the Committee will:

a.	notify the full Board;

b.	initiate the investigation, which may be undertaken either by the Chief Legal Officer or person acting in such capacity, or by outside counsel; and

c.	retain such additional expert personnel as the Committee deems necessary to complete the investigation.

26.	At the conclusion of any such investigation, the Committee will:

a.	direct the company to adopt appropriate remedial measures, including appropriate disclosures or the imposition of appropriate sanctions; and

b.	inform the Chief Legal Officer, the Chief Executive Officer and the Board of the results of the investigation and the appropriate remedial measures to be adopted.
If the Company fails in any material respect to take any of the remedial measures recommended by the Committee, the Committee has the authority to take all other appropriate action, including notifying the SEC.
In addition to the above responsibilities, the Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.
Reports
The Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Committee will also prepare and sign a Report of the Committee for inclusion in the Company’s proxy statement for its Annual Meeting of Shareholders.

APPENDIX B
ASPECT COMMUNICATIONS CORPORATION
Charter for the Nomination Committee of the Board of Directors
Purpose
The purpose of the Nomination Committee of the Board of Directors of Aspect Communications Corporation, a California corporation (the “Company”), shall be to establish general qualification guidelines applicable to nominees to the Board of Directors of the Company and to identify, review, interview and recommend persons meeting such guidelines to serve as members of the Board of Directors of the Company (“the Board”).
In addition, the Nomination Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.
Statement of Philosophy
The philosophy of the Nomination Committee is to provide to the Board nominations for membership to the Board of persons who are best suited to undertake the responsibility of serving the needs of the Company as a member of the Board.
Membership
The Nomination Committee shall consist of a minimum of three directors, of the Company as determined by the Board. The members of the Nomination Committee are appointed by and serve at the discretion of the Board.
Responsibilities
The responsibilities of the Nomination Committee include:

1.	Identifying to the Board those governing rules and regulations that impact the composition of the Board, including but not limited to the Nasdaq Rule 4350 requirement that the Company maintain a minimum of two “independent directors” as the term is used by that Rule;

2.	Reviewing and making recommendations to the Board regarding general qualification guidelines applicable to nominees for membership to the Board and specific requirements imposed by applicable rules and regulations as determined by the Nomination Committee pursuant to Item 1 of this section;

3.	Identifying to the Board suitable candidates for membership to the Board;

4.	Interviewing suitable candidates for membership to the Board;

5.	Reporting to the Board the results of the Nomination Committee’s activities; and

6.	Recommending to the Board suitable nominees for membership to the Board.
Meetings
It is anticipated that the Nomination Committee will convene when asked to convene by the Board. However, in addition to convening at the behest of the Board, the Nomination Committee may establish its own schedule, which it will provide to the Board in advance.
Minutes
The Nomination Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

B-1

Reports
Within 60 days of a request by the Board, the Nomination Committee will provide the Board with a written report describing the criteria it has identified as appropriate to the selection of nominees for membership to the Board. Moreover, before recommending a nominee for membership to the Board, the Nomination Committee will provide a written report detailing the basis of its recommendation.
Any written report of the Nomination Committee will be incorporated as part of the minutes of the Board meeting at which such report is presented.

B-2

(ASPECT LOGO)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ASPECT COMMUNICATIONS CORPORATION

2005 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of Aspect Communications Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated April 1, 2005, and hereby appoints Gary E. Barnett and James C. Reagan, or either of them, proxies and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Shareholders of Aspect Communications Corporation to be held on May 19, 2005, at 4:00 p.m. at the Company’s facilities located at 1320 Ridder Park Drive, San Jose, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED,
WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS, FOR THE RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM
ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON	SEE REVERSE SIDE REVERSE SIDE

INSTRUCTIONS FOR VOTING YOUR PROXY

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-732-6167, 24 hours a day, 7 days a week. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on May 18, 2005.

INTERNET VOTING

Visit the Internet voting website at http://proxy.georgeson.com. Have your proxy card ready, then follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on May 18, 2005.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the reply envelope enclosed.

COMPANY NUMBER	CONTROL NUMBER

If you are voting by telephone or the Internet, please do not mail your proxy card
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☑	Please mark votes as in this example.

1.	Election of Directors.

Nominees: (01) Barry M. Ariko; (02) Gary E. Barnett; (03) Thomas Weatherford; (04) David B. Wright.

FOR ALL NOMINEES ☐

WITHHELD FROM ALL NOMINEES ☐

☐ __________________________________

     For all nominee(s) except as noted above.

2.	Ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

(This proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:	Signature:	Date: